EX-FILING FEES

Calculation of Filing Fee Table

S-3

(Form Type)

HSBC USA Inc.

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	Debt Securities	Rule 457(r)			$2,798,000	$92.70 per $1,000,000	$259.37
	Debt	Debt Securities	Rule 457(r)			$3,211,000	$92.70 per $1,000,000	$297.66